As Filed with the Securities and Exchange Commission on May 30, 1997
                                                      Registration No. 333-25431
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  --------------------------------------------

                        APPLIED CELLULAR TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                    MISSOURI
         (State or other jurisdiction of incorporation or organization)

                                   43-1641533
                      (I.R.S. Employer Identification No.)

                         JAMES RIVER PROFESSIONAL CENTER
                    HIGHWAY 160 & CC, SUITE 5, P.O. BOX 2067
                              NIXA, MISSOURI 65714
                                 (417) 725-9888
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               RICHARD J. SULLIVAN
                         JAMES RIVER PROFESSIONAL CENTER
                    HIGHWAY 160 & CC, SUITE 5, P.O. BOX 2067
                              NIXA, MISSOURI 65714
                                 (417) 725-9888
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                             DENIS P. MCCUSKER, ESQ.
                                 BRYAN CAVE LLP
                             ONE METROPOLITAN SQUARE
                         211 NORTH BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                ------------------------------------------------
                  AMENDING THE PROSPECTUS AND ADDING EXHIBIT 5.
                ------------------------------------------------

================================================================================

--------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 30, 1997

                             PRELIMINARY PROSPECTUS

                                1,918,053 SHARES

                          APPLIED CELLULAR TECHNOLOGY
                                [GRAPHIC OMITTED]

                                  COMMON STOCK

                               ------------------

         This Prospectus relates to the proposed sale from time to time of up to 1,918,053 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Applied Cellular Technology, Inc., a Missouri corporation (the "Company"), in the amount and in the manner and on terms and conditions described herein, by the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders may sell the Shares in one or more transactions (which may include "block transactions") on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders and will bear all the expenses incurred in connection with registering this offering of the Shares.

         The Common Stock of the Company is listed on the Nasdaq Small-Cap Market under the symbol "ACTC." On May 27, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $3.375 per share. See "Price Range of Common Stock."

                           --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

               The date of this Prospectus is ____________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet Web site (http://www.sec.gov.) that contains such documents filed electronically by the Company with the Commission by its Electronic Data Analysis and Retrieval System. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Quotations relating to the Company's Common Stock appear on the Nasdaq Small-Cap Market, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (filed on March 31, 1997);

         (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (filed on May 13, 1997);

         (3) the Company's Current Report on Form 8-K filed on February 3, 1997;

         (4) the Company's Current Report on Form 8-K filed on February 19,
             1997;

         (5) the Company's Current Report on Form 8-K filed on April 2, 1997;

         (6) the Company's Current Report on Form 8-K filed on April 11, 1997;
             and

         (7) the Company's Current Report on Form 8-K filed on April 15, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO APPLIED CELLULAR TECHNOLOGY, INC., JAMES RIVER PROFESSIONAL CENTER, HIGHWAY 160 & CC, SUITE 5, P.O. BOX 2067, NIXA, MISSOURI 65714; ATTENTION: KAY LANGSFORD, CORPORATE CONTROLLER (TELEPHONE: (417) 725-9888.)

         No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                  RISK FACTORS

         In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

UNCERTAINTY OF FUTURE FINANCIAL RESULTS

         While the Company has been profitable for the last two fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

FUTURE SALES OF AND MARKET FOR THE SHARES

         As of May 27, 1997, the Company has 7,616,469 shares of Common Stock outstanding, including 3,347,155 shares of Common Stock subject to certain restrictions on transfer. Since January 1, 1996, the Company has issued an aggregate of 3,914,060 shares of Common Stock and warrants to purchase an aggregate of an additional 1,000,000 shares of Common Stock, in connection with acquisitions of other businesses. Management of the Company anticipates that the Company will continue to effect acquisitions primarily through the issuance of Common Stock or other equity securities of the Company. Such issuances of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

RISKS ASSOCIATED WITH ACQUISITIONS AND EXPANSION

         The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of March 31, 1997, the total assets of the Company were approximately $40 million. As of December 31, 1996, the total assets of the Company were approximately $33 million, compared to approximately $4 million at the end of 1995. Net operating revenues for the three month period ended March 31, 1997 were approximately $18 million. Net operating revenues for 1996 were approximately $20 million, compared with $2.3 million in 1995 and $0.3 million in 1994. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

COMPETITION

         Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

DEPENDENCE ON KEY INDIVIDUALS

         The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.

LACK OF DIVIDENDS ON COMMON STOCK

         The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. Holders of outstanding preferred stock of the Company have a priority as to payment of cumulative dividends at the rate of $72,000 per year, and the Board of Directors has the right to authorize the issuance of additional classes of preferred stock in the future with additional preferences as to payment of dividends.

POTENTIAL CONFLICTS OF INTERESTS

         Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

POSSIBLE VOLATILITY OF STOCK PRICE

         The Common Stock is quoted on the Nasdaq Small-Cap Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

         This Prospectus, including the information incorporated herein by reference, contains forward- looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and demographics and (iii) the Company's ability to successfully integrate the business operations of recently acquired companies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

                                   THE COMPANY

         The Company is a diversified technology company, operating predominantly in three industry segments, as follows:

         * The retail group installs, sells, services and supports cellular phone and other wireless services, business telephone systems, voice mail and interactive voice response systems, commercial long distance and local telephone services, residential long distance telephone services, digital satellite television services to business and consumer end-users, and computer systems, offering custom and custom-tailored software and hardware systems for manufacturers, wholesales, distributors and field sales and service organizations.

         * The computer group provides leasing, remarketing, parts-on-demand, consulting and business continuity services for mainframe, midrange and PC systems to industrial, commercial and retail organizations.

         * The manufacturing group manufactures customized analog and digital and off-the-shelf industrial temperature controls and custom analog and digital electrical products.

         The largest part of the Company's current operations are the result of acquisitions completed during the last two years. During 1995, the net operating revenues of the Company were $2.34 million. For 1996, net operating revenues were $19.76 million, of which almost $14 million was from the Company's retail segment. Since January 1, 1997, the Company has completed four additional acquisitions, of companies whose aggregate net revenues for 1996 were approximately $28.4 million.

         The principal office of the Company is located at Highway 160 and CC, Suite 5, Nixa, Missouri 65714, phone 417-725-9888. Satellite corporate offices are located in Amherst, New Hampshire, Cambridge, Massachusetts and St. Louis, Missouri.

         Each operating business is conducted through a separate subsidiary company directed by its own management team, and each subsidiary company has its own marketing and operations support personnel. Each management team reports to the President, who is responsible for overall corporate control and coordination, as well as financial planning. The Chairman is responsible for the overall business and strategic planning of the Company.

                              SELLING SHAREHOLDERS

            The following table sets forth information regarding the beneficial ownership of the Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby. All of the Shares offered hereby were issued by the Company in connection with its acquisition of other companies or as payment for services rendered to the Company, except as listed below.


                                                   Ownership                Number of Shares              Ownership
                                             Prior to the Offering           Offered Hereby           After the Offering
                                     -------------------------------------  -----------------  ---------------  ---------------
          Name and Address                 Shares            Percentage                             Shares         Percentage
-----------------------------------  ------------------  -----------------                     ---------------  ---------------

Scott Axon ........................        25,243                    *            7,500(1)           17,743                *
Larry Axon ........................        15,000                    *            7,500(1)            7,500                *
Baraban Securities ................         5,665                    *            2,919(2)            2,746                *
H. Sherman Burling ................        36,422(3)                 *           36,422                   0             --
Edward L. Cummings ................         9,368(2)                 *            9,368                   0             --
Ralph E. Davies ...................        14,328(4)                 *           14,328                   0             --
Equity Tech LLC ...................        20,000(5)                 *           20,000                   0             --
Great Bay Technology, Inc. ........       505,127                 6.63%         100,000(2)          405,127             5.32%
Barry S. Hanburger ................         9,367(2)                 *            9,367                   0             --
William A. Husa ...................         3,140                    *            3,140                   0             --
Mary C. & George H. Walker and
  John J. Goebel, Trustees of the
  George Herbert Walker Foundation
  U/A dated 10/19/58 ..............        12,250(6)                 *           12,250                   0             --
James Farmsworth ..................         3,200(6)                 *            3,200                   0             --
Morgan Trust U/A dated 1/4/88
  Tom Morgan Trustee ..............         3,750(6)                 *            3,750                   0             --
Conrad Von Bibra-Channel ..........         7,000(6)                 *            7,000                   0             --
Citizen Auto Stage Company ........        15,000(6)                 *           15,000                   0             --
HOW & CO f/b/o Monsanto
  Master Trust ....................       108,800(6)              1.43%         108,800                   0             --
Maple Business Consultants ........        42,671                    *           30,545(7)           12,126                *
John Martin .......................         5,000(8)                 *            5,000                   0             --
J. Alexander Securities ...........         2,000(2)                 *            2,000                   0             --
North American Corporate
  Consultants .....................        10,000                    *            5,000(2)            5,000                *
Reovest ...........................         1,020                    *              510(2)              510                *
Marc Sherman ......................       107,190(9)              1.41%         107,190                   0             --
Garrett A. Sullivan ...............       220,000(10)             2.89%         100,000             120,000             1.58%
Mario Bucca .......................        41,213(11)                *           41,213                   0             --
Blas H. Morilla ...................        41,213(11)                *           41,213                   0             --
Oscar A. Morilla ..................        41,213(11)                *           41,213                   0             --
Louis R. Notte ....................        41,213(11)                *           41,213                   0             --
Anthony R. Palumbo ................        41,213(11)                *           41,213                   0             --
Emerson Crooks ....................        41,213(11)                *           41,213                   0             --
Ronald M. Kaplan ..................       113,792(12)             1.49%         113,792                   0             --
Frank Giacona .....................        45,445(12)                *           45,445                   0             --
Alan Kaplan .......................        90,986(12)             1.19%          90,986                   0             --
Edelson Technology Partners .......       139,073(12)             1.83%         139,073                   0             --
Stanley O. Hopper .................       170,149(13)             2.23%         170,149                   0             --
Stephen M. Hopper .................         8,955(13)                *            8,955                   0             --
Donna W. Pizarro ..................       190,833(14)             2.51%         190,833                   0             --
Michael A. Erickson ...............       268,836(15)             3.53%         268,836                   0             --
Joel L. Owens .....................        31,917(15)                *           31,917                   0             --

---------------

*  Represents ownership of less than one percent

                                       7

(1) Represents shares of Common Stock received in consideration for the cancellation of a royalty agreement with the Company pursuant to which the Axons were to receive 2% of the revenue of the Company's Software Development and Services Division for a period of ten years. The Axons were the original owners of Axcom Computer Consultants, a predecessor of the Company.

(2) Represents shares of Common Stock received in consideration for services rendered to the Company.

(3) Represents shares of Common Stock received in connection with the purchase by Burling Instruments, Inc., a subsidiary of the Company, of its office and manufacturing facilities.

(4) Represents shares of Common Stock received for acting as a broker in the Company's acquisition of Hopper Manufacturing Co., Inc. See footnote 13 below.

(5) Represents shares of Common Stock received pursuant to the acquisition by Tech-Tools, Inc., a subsidiary of the Company, of DataBoss software in August 1995.

(6) Represents shares of Common Stock received in consideration for $600,000 of working capital provided by Kennedy Capital Management, Inc., an affiliate of such Selling Shareholder, to the Company in December 1996 and January and February 1997.

(7) Represents shares of Common Stock received for acting as a broker in the Company's acquisition of MVAK Technologies, Inc. See footnote 12 below.

(8) Represents shares of Common stock issued as a bonus on January 11, 1996. Mr. Martin is an employee of the Company.

(9) Represents shares of Common Stock received by Mr. Sherman in connection with the Amendment to Agreement of Sale, dated as of November 13, 1996, among the Company, Mr. Sherman and Universal Commodities Corp. ("UCC"). Mr. Sherman is President of UCC, which is a subsidiary of the Company. Mr. Sherman received 581,818 shares of Common Stock when the Company purchased 80% of UCC. The Company's share registry does not reflect Mr. Sherman as an owner of record of these shares as of April 17, 1997.

(10) Represents 20,000 shares of Common Stock, "H" warrants to purchase 100,000 shares of Common Stock and "I" warrants to purchase 100,000 shares of Common Stock. The 100,000 shares of Common Stock being offered hereunder by Mr. Sullivan represent the shares of Common Stock underlying the "H" warrants. Prior to this Offering, Mr. Sullivan owned 28.57% of the outstanding "H" warrants. Mr. Sullivan is the President and a director of the Company.

(11) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in US Electrical Products Corp., effective as of December 1, 1996.

(12) Represents shares of Common Stock received pursuant to the Company's acquisition of MVAK Technologies, Inc. effective as of February 1, 1997.

(13) Represents shares of Common Stock received pursuant to the Company's acquisition of Hopper Manufacturing Co., Inc. effective as of January 1, 1997.

(14) Represents shares of Common Stock received pursuant to the acquisition by UCC of an 80% interest in Pizarro Re- Marketing, Inc. effective as of January 1, 1997.

(15) Represents shares of Common Stock received pursuant to the acquisition by UCC of an 80% interest in Norcom Resources, Inc. effective as of January 1, 1997.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock, and up to 1,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and pursuant to such terms as are specified by the Company's Board of Directors.

         As of May 27, 1997, there were 7,616,469 shares of Common Stock and 109,000 shares of Preferred Stock outstanding, par value $10 per share, redemption value $100 per share.

         As of May 27, 1997, (i) there were outstanding warrants to purchase 2,455,000 shares of Common Stock at a weighted average exercise price of $5.37 per share, and (ii) options held by employees of the Company to purchase 2,395,200 shares of Common Stock at a weighted average exercise price of $4.40 per share. All of the warrants are currently exercisable. Of the outstanding options, 630,000 are now exercisable and the rest become exercisable at various times over the next three years.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock trades on the Nasdaq Small-Cap Market under the symbol "ACTC." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq Small-Cap Market for each of the quarters since the Common Stock began trading on the Nasdaq Small-Cap Market in August 1995.

                               1995                  HIGH    LOW
              ---------------------------------------  -----  -----

              Third Quarter .........................      9  7 1/8
              Fourth Quarter ........................  7 1/2  3 5/8

                               1996
              ---------------------------------------

              First Quarter .........................  6 7/8  2 3/4
              Second Quarter ........................  9 1/8      4
              Third Quarter .........................  7 7/8  3 3/4
              Fourth Quarter ........................  7 3/8  4 1/2

                               1997
              ---------------------------------------

              First Quarter .........................  5 7/8      4
              Second Quarter (through May 27, 1997)..  4 3/8  2 7/8

         On May 27, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $3.375. As of April 30, 1997, there were approximately 986 shareholders of record of the Common Stock.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the costs relating to the registration of this Offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                     PART II


ITEM 16. EXHIBITS.

         See Exhibit Index.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 29, 1997.

                                       APPLIED CELLULAR TECHNOLOGY, INC.

                                       By: David A. Loppert
                                           -------------------------------------
                                           David A. Loppert, Vice President,
                                           Treasurer and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        NAME                               TITLE                         DATE
--------------------  --------------------------------------------  ------------

Richard J. Sullivan*  Chairman of the Board of Directors,           May 29, 1997
--------------------  Chief Executive Officer and Secretary
Richard J. Sullivan   (Principal Executive Officer)


Garrett A. Sullivan*  President and Director                        May 29, 1997
--------------------  (Chief Operating Officer)
Garrett A. Sullivan

 David A. Loppert*    Vice President, Treasurer and Chief           May 29, 1997
--------------------  Financial Officer
  David A. Loppert    (Principal Financial and Accounting Officer)


 Angela M. Sullivan   Director                                      May 29, 1997
--------------------
 Angela M. Sullivan

  Daniel E. Penni*    Director                                      May 29, 1997
--------------------
  Daniel E. Penni

Arthur F. Noterman*   Director                                      May 29, 1997
--------------------
Arthur F. Noterman

* By: /s/ David A. Loppert
      --------------------
      David A. Loppert
      Attorney-in-Fact

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
                                  EXHIBIT INDEX

EXHIBIT NUMBER                             DESCRIPTION
--------------  ----------------------------------------------------------------

4.1(a) Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3 to the Company Registration Statement on Form S-1 (File No. 33-79678) filed with the Commission on June 3, 1994 (the "IPO Form S-1"))*

4.1(b) Amendment of Articles of Incorporation of the Company dated as of August 2, 1996*

4.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3 to the IPO Form S-1)*

5               Opinion of Bryan Cave LLP regarding the validity of the Common
                Stock

23.1            Consent of Rubin, Brown, Gornstein & Co. LLP*

23.2            Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1            Power of Attorney (included in Signature Page)*

---------------

* Previously filed

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